Exhibit 5.2

August 5, 2025

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Ladies and Gentlemen:

I am the Principal Corporate Counsel, Legal Affairs and Assistant Secretary of T-Mobile USA, Inc., a Delaware corporation (the “Issuer”). In such capacity, I have acted as counsel to those certain subsidiaries of the Issuer, listed on Schedule A hereto (the “Opinion Guarantors”) in connection with the Issuer’s offer to exchange up to $544,000,000 aggregate principal amount of the outstanding 6.700% Senior Notes due 2033 (the “Old Array 2033 Notes”) of Array Digital Infrastructure, Inc. (formerly known as United States Cellular Corporation), a Delaware corporation (“Array”), $500,000,000 aggregate principal amount of Array’s outstanding 6.250% Senior Notes due 2069 (the “Old Array 2069 Notes”), $500,000,000 aggregate principal amount of Array’s outstanding 5.500 % Senior Notes due 2070 (March) (the “Old Array March 2070 Notes”), and $500,000,000 aggregate principal amount of Array’s outstanding 5.500% Senior Notes due 2070 (June) (the “Old Array June 2070 Notes” and, together with the Old Array 2033 Notes, the Old Array 2069 Notes, and the Old Array March 2070 Notes, the “Old Array Notes”) for a like principal amount, respectively, of the Issuer’s 6.700% Senior Notes due 2033 (the “New 2033 Notes”), 6.250% Senior Notes due 2069 (the “New 2069 Notes”), 5.500% Senior Notes due March 2070 (the “New March 2070 Notes”) and 5.500% Senior Notes due June 2070 (the “New June 2070 Notes” and, together with the New 2033 Notes, the New 2069 Notes, the New March 2070 Notes, the “New T-Mobile Notes”). The Issuer’s obligations under the New T-Mobile Notes will be guaranteed (such guarantees, the “Guarantees”) on a senior unsecured basis by the Guarantors (including the Opinion Guarantors). The New T-Mobile Notes and the Guarantees are referred to herein collectively as the “Securities”. The Securities are being offered pursuant to a registration statement on Form S-4 (File No. 333-287414) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) filed with the Securities and Exchange Commission as of the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated May 23, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or attorneys under my direction, have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including electronic copies). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Opinion Guarantors, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such parties have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been duly executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials that I reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Kansas and the State of Nevada (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. I express no opinion herein as to any other statutes, rules or regulations (and in particular, I express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, I am of the opinion that:

1. Each Opinion Guarantor is validly existing as a limited liability company under the laws of such Opinion Guarantor’s state of organization designated on Schedule A hereto (each, an “Opinion Jurisdiction”).

2. Each Opinion Guarantor has the limited liability company power under the laws of its respective Opinion Jurisdiction to issue its Guarantee.

3. Each Guarantee has been duly authorized by each Opinion Guarantor.

The opinions expressed herein are limited to the Kansas Revised Limited Liability Company Act and Chapter 86 of the Nevada Revised Statutes. I note that the Guarantees are governed by the laws of the State of New York.

This opinion letter has been prepared for use in connection with the filing by the Parent of a Current Report on Form 8-K relating to the offer and issuance of the Securities. This opinion letter is given only as of the time of its delivery, and I assume no obligation or responsibility to update or supplement this opinion letter after its delivery.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the above-described Form 8-K and to the use of my name under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Ryan Brady
Ryan Brady Principal Corporate Counsel, Legal Affairs and Assistant Secretary of T-Mobile USA, Inc.

Schedule A

Opinion Guarantor	Opinion Jurisdiction

SprintCom LLC	Kansas

Clearwire Spectrum Holdings LLC	Nevada

Clearwire Spectrum Holdings II LLC	Nevada

Clearwire Spectrum Holdings III LLC	Nevada

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